SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13G

                        Amendment No. 4

           Under the Securities Exchange Act of 1934


                      KENETECH CORPORATION
                        (Name of Issuer)


                   Common Stock, No Par Value
                 (Title of Class of Securities)


                          488878 10 9
                         (CUSIP Number)





The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     OO

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     THE HILLMAN COMPANY      I.D.# 25-1011286

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     CO

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON INVESTMENTS, INC.       I.D.# 51-0034468

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     CO

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HCC INVESTMENTS, INC.              I.D.# 51-0259668

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     CO

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HILLMAN PROPERTIES WEST, INC.      I.D.# 51-0124111

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     CO

CUSIP NO.  488878 10 9


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HILLMAN 1984 LIMITED PARTNERSHIP        I.D.# 51-0272439

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of       5    Sole Voting Power
Shares
Beneficially
Owned by        6    Shared Voting Power
Each                 0  (See Item(4)(a))
Reporting
Person          7    Sole Dispositive Power
With

                8    Shared Dispositive Power
                     0  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     0%

12   Type of Reporting Person
     PN

Item 1(a)       Name of Issuer:

                Kenetech Corporation

Item 1(b)       Address of Issuer's Principal Executive Office:

                500 Sansome Street, Suite 300
                San Francisco, California 94111

Item 2(a)        Name of Person Filing:

                (i) Hillman 1984 Limited Partnership, a limited partnership of which Hillman Properties West, Inc. is the General Partner.

                (ii) Hillman Properties West, Inc., a wholly-owned subsidiary of Wilmington Securities, Inc.

                (iii) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

                (iv) HCC Investments, Inc., a wholly-owned subsidiary of WilmingtonInvestments, Inc.

                (v) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

                (vi) The Hillman Company, a corporation controlled by the HLH Trust.

                (vii) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

Item 2(b)       Address of the Principal Business Office:

                Hillman 1984 Limited Partnership, Hillman Properties West, Inc., Wilmington Securities, Inc., HCC Investments, Inc. and Wilmington Investments, Inc.
                824 Market Street, Suite 900
                Wilmington, Delaware 19801

                The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985
                1900 Grant Building
                Pittsburgh, Pennsylvania 15219

Item 2(c)       Citizenship:

                Hillman Properties West, Inc., Wilmington Securities, Inc., HCC Investments, Inc. and Wilmington Investments, Inc. are Delaware corporations.

                Hillman 1984 Limited Partnership is a Delaware limited partnership.

                The Hillman Company is a Pennsylvania corporation.

                Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 is a Pennsylvania trust.

Item 2(d)       Title of Class of Securities:

                Common Stock, No Par Value

Item 2(e)       CUSIP Number

                488878 10 9

Item 3          Not Applicable

Item 4          Ownership:

                (a) Amount Beneficially Owned:

                None

                (b) Percent of Class:

                0%

                (c) Number of Shares as to which such person has:

                        (i)   sole power to vote or direct the vote



                        (ii)  shared power to vote or to direct the vote

                                                                           0
                                                           (See Item (4)(a))

           (iii) sole power to dispose or to direct the disposition of



           (iv)  shared power to dispose or to direct the disposition of

                                                                            0
                                                            (See Item (4)(a))

Item 5     Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           Not Applicable



                            SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              HILLMAN 1984 LIMITED PARTNERSHIP
                              By: Hillman Properties West, Inc.
                                     Its Sole General Partner

                                   /s/ Andrew H. McQuarrie
                              By: __________________________________
                                    Andrew H. McQuarrie, Vice President

                              HILLMAN PROPERTIES WEST, INC.

                                   /s/ Andrew H. McQuarrie
                              By: __________________________________
                                    Andrew H. McQuarrie, Vice President


                              HCC INVESTMENTS, INC.

                                   /s/ Andrew H. McQuarrie
                              By: __________________________________
                                    Andrew H. McQuarrie, Vice President


                              WILMINGTON SECURITIES, INC.

                                   /s/ Andrew H. McQuarrie
                              By: __________________________________
                                    Andrew H. McQuarrie, Vice President

                              WILMINGTON INVESTMENTS, INC.

                                   /s/ Andrew H. McQuarrie
                              By: __________________________________
                                    Andrew H. McQuarrie, Vice President

                              THE HILLMAN COMPANY

                                   /s/ Lawrence M. Wagner
                              By: _________________________________
                                           Lawrence M. Wagner, President


                              HENRY L. HILLMAN, ELSIE HILLIARD,
                              HILLMAN AND C. G. GREFENSTETTE,
                              TRUSTEES OF THE HENRY L.
                              HILLMAN TRUST U/A DATED
                              NOVEMBER 18, 1985

                                   /s/ C. G. Grefenstette
                              ____________________________________
                              C. G. Grefenstette, Trustee



    February 12, 1998
     Date